Exhibit 3.11

CERTIFICATE OF FORMATION

OF

ARA-Rhode Island Dialysis II LLC

1. The name of the limited liability company is ARA-Rhode Island Dialysis II LLC.

2. The address of its registered agent in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of ARA-Rhode Island Dialysis II LLC this 22nd day of March 2004.

/s/ Christopher T. Ford
Christopher T. Ford
Authorized Person

State of Delaware
Secretary of State
Division of Corporations
Delivered 06:51 PM 03/22/2004
FILED 05:03 PM 03/22/2004
SRV 040210561 – 3780279 FILE